EXHIBIT 1

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.  This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:           May 28, 2013

SHING YUNG MA

/s/ Shing Yung Ma
Name:	Shing Yung Ma

GROW GRAND LIMITED

By:	/s/ Shing Yung Ma
Name:	Shing Yung Ma
Title:	Director